EXHIBIT 99.1

Genprex to Focus Its Clinical Efforts on Oncoprex™ in Combination Therapy with Osimertinib for Non-Small Cell Lung Cancer (NSCLC)

AUSTIN, Texas & CAMBRIDGE, Mass.— (Feb. 5, 2020) — Genprex, Inc. (“Genprex” or the “Company”) (Nasdaq: GNPX), a clinical-stage gene therapy company utilizing a unique, non-viral proprietary platform designed to deliver tumor suppressor genes to cancer cells, today provides a clinical update and focus for its Oncoprex™ immunogene therapy program for 2020, prioritizing the development of Oncoprex in combination with osimertinib for the treatment of non-small cell lung cancer (NSCLC).

On January 14, 2020, the Company received U.S Food and Drug Administration (FDA) Fast Track Designation for its Oncoprex immunogene therapy in combination with the EGFR tyrosine kinase inhibitor (TKI) osimertinib (AstraZeneca’s Tagrisso®, which had worldwide sales in 2018 of $1.86 billion and $2.31 billion in the first nine months of 2019, and it is currently AstraZeneca’s highest grossing product) for the treatment of NSCLC patients with EFGR mutations that progressed after treatment with osimertinib alone. Oncoprex consists of the TUSC2 (Tumor Suppressor Candidate 2) gene, the active agent in Oncoprex, complexed with a lipid nanovesicle.

The Company’s current Phase I/II clinical trial utilizes the combination of the EGFR inhibitor erlotinib (marketed by Genentech in the U.S. and elsewhere by Roche as Tarceva®) and Oncoprex against NSCLC. The current Phase I/II trial is active but is not currently enrolling patients, though the Company had planned to resume enrollment in mid-2020. Tumor shrinkage in patients resistant to erlotinib enrolled in this trial showed that Oncoprex can overcome resistance to TKIs and provided support for the Fast Track Designation.

Osimertinib is now considered a new standard of care for NSCLC patients with an EGFR mutation. Given this and receipt of FDA’s Fast Track Designation for use of Oncoprex combined with osimertinib in patients whose tumors progress on osimertinib, the Company has decided to prioritize this drug combination and patient population. Therefore, the Company plans to initiate a Phase I/II clinical trial of Oncoprex combined with osimertinib in mid-2020 at multiple cancer centers across the United States, and it does not intend to reopen enrollment in the current Phase I/II trial using the combination of Oncoprex and erlotinib at this time.

Genprex plans to file an amendment to its Investigational New Drug (IND) application with the FDA for the Oncoprex and osimertinib combination therapy trial within the first quarter of 2020. Upon FDA acceptance of the amendment, the Company expects to be in a position to enroll patients shortly thereafter. The Company believes that enrollment in the new clinical trial may be rapid, as the tumors of almost all patients who are treated with osimertinib progress after treatment, and these patients may be candidates for its clinical trial combining Oncoprex with osimertinib, for which the Company received Fast Track Designation.

Thus, given the changing landscape in NSCLC and the recent Fast Track Designation, the Company believes prioritizing the combination therapy of Oncoprex with osimertinib represents the most efficient way to advance its lead drug candidate through the clinical process for FDA approval, to have the best commercial success in the $17.9 billion global lung cancer market and to make its treatment available to patients as soon as possible.

While prioritizing the combination therapy of Oncoprex with osimertinib, the Company will also proceed with its plan to file an IND for the additional combination therapy of Oncoprex combined with the immunotherapy drug pembrolizumab (marketed as Keytruda® by Merck in the U.S.) for NSCLC.

About Genprex, Inc.

Genprex, Inc. is a clinical-stage gene therapy company developing potentially life-changing technologies for cancer patients based upon a unique proprietary technology platform. Genprex’s platform technologies are designed to administer cancer-fighting genes by encapsulating them into nanoscale hollow spheres called nanovesicles, which are then administered intravenously and taken up by tumor cells where they express proteins that are missing or found in low quantities. The company’s lead product candidate, Oncoprex™ immunogene therapy for non-small cell lung cancer (NSCLC), has a multimodal mechanism of action whereby it has been shown to interrupt cell signaling pathways that cause replication and proliferation of cancer cells, re-establish pathways for apoptosis, or programmed cell death, in cancer cells, and modulate the immune response against cancer cells. Oncoprex has also been shown to block mechanisms that create drug resistance. For more information, please visit the company’s web site at www.genprex.com or follow Genprex on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the effect of TUSC2, alone and in combination with targeted therapies and/or immunotherapies, on cancer, and regarding Genprex’s current and planned INDs and clinical trials. Risks that contribute to the uncertain nature of the forward-looking statements include the presence and level of TUSC2’s effect, alone and in combination with targeted therapies and/or immunotherapies, on cancer; the safety and effectiveness of Oncoprex, alone and in combination with immunotherapies and chemotherapies, the timing of Genprex’s IND filings and amendments, the timing and outcome of FDA action with respect to Genprex’s IND filings and amendments, the timing and ability of Genprex to enroll patients in its clinical trials, the timing and success of Genprex’s clinical trials and planned clinical trials of Oncoprex™, alone and in combination with targeted therapies and/or immunotherapies, and Genprex’s other potential product candidates; the timing and success of obtaining FDA approval of Oncoprex™ and Genprex’s other potential product candidates, and the timing and ability of Genprex to commercialize Oncoprex. These and other risks and uncertainties are described more fully under the caption “Risk Factors” and elsewhere in Genprex’s filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Genprex undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Genprex, Inc.

(877) 774-GNPX (4679)

Investor Relations

GNPX Investor Relations

(877) 774-GNPX (4679) ext. #2

investors@genprex.com

Media Contact

Genprex Media Relations

Kalyn Dabbs

(877) 774-GNPX (4679) ext. #3

media@genprex.com